Exhibit 10.39

15821 Ventura Blvd., Suite 165

Encino, CA 91436

May 7, 2018

Yohann Georgel

Dear Yohann:

It gives me great pleasure to offer you the position of Chief Marketing Officer for Reprints Desk, Inc., (the “Company”) a subsidiary of Research Solutions, Inc. You will report to Peter Derycz. This offer is contingent on completion of a standard background check. This offer is valid for five (5) business days. We plan for you to begin your employment with us in mid-June 2018, the exact date to be determined.

Your compensation will include the following:

Salary

You will receive a base annual salary of $180,000 to be paid semi-monthly.

Bonus

You will be entitled to an annual bonus of up to $40,000 to be paid quarterly. The bonus is dependent upon the achievement of certain goals to be created and agreed to by both parties within the first 3 months of your employment.

Stock Options

You will receive 75,000 stock options that will be issued at the next meeting of the Board of Directors of the Company after your start date. The strike price of the options will be equal to the market value of the underlying stock (OTCQB: RSSS) on the date of issuance. The options will vest as follows: 1/3 on the one year anniversary of your employment and then 1/12 at the end of each calendar quarter thereafter.

Benefits

You will be eligible to participate in the benefits made generally available by the Company to its employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. These benefits currently include a health insurance plan (medical, dental and vision) and a 401(k) plan. You may not be eligible to participate in these plans immediately.

Former Employer Information and Obligations

By signing the acknowledgement below, you agree that you have no continuing obligations whatsoever to your current employer other than a notice period following your resignation and that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that you will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Termination

You and the Company acknowledge that your employment will be at-will and may be terminated at any time, with or without cause, at the option of either you or the Company. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation.

Please note that, in compliance with the Immigration Reform Act of 1986, all new employees are required to submit proof of U.S. citizenship or legal alien status within three business days of employment with the Company. Enclosed is an I-9 Form that lists the documents that you can present to fulfill this requirement. Please bring your documents, along with a completed I-9 Form, on your first day of employment.

Your employment with the Company s is contingent upon the accuracy of the information you have provided. In consideration of your employment, you agree to conform to the rules and regulations of the Company. This offer and your employment are contingent upon receipt of your signature on our standard Employment, Confidential Information and Invention Assignment Agreement, which is enclosed. Upon acceptance of this offer, please sign and have your signature witnessed on the Employment, Confidential Information and Invention Assignment Agreement, sign the original offer letter, and return all documents to me. A copy of this offer letter is enclosed for your files.

All of us here look forward to working with you.

Sincerely,

Peter Derycz

Chief Executive Officer

Offer Accepted:

Date: